Exhibit 10.9

SIXTH LEASE MODIFICATION

THIS SIXTH LEASE MODIFICATION (" Modification") is made and entered into as of this 26th day of June, 2018, by and between AMERICAN CENTER LLC, a Michigan limited liability company ("Landlord"), and SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership ("Tenant").

WHEREAS, Landlord and Tenant entered into that certain Lease dated November 1, 2002, as amended by that certain First Lease Modification dated December 14, 2007, that certain Second Lease Modification dated August 6, 2008, that certain Third Lease Modification dated October 31, 2011 (the "Third Modification"), that certain Fourth Lease Modification dated June 30, 2014 (the "Fourth Modification") and that certain Fifth Lease Modification dated January 26, 2018 (the "Fifth Modification") (collectively, as amended, the "Lease"), with respect to certain premises located in the American Center (the "Building"), Southfield, Michigan, commonly known as: (i) the Second Floor Premises, consisting of approximately 31,346 rentable square feet/ 29,024 usable square feet; (ii) the First Floor Premises, consisting of a total of approximately 8,587 rentable square feet / 7,667 usable square feet; (iii) the Seventeenth Floor Premises, consisting of approximately 11,493 rentable square feet/ 10,235 usable square feet; and (iv) the Third Floor Premises, consisting of approximately 20,087 rentable square feet / 18,599 usable square feet; and (v) the Fourth Floor Expansion Premises consisting of approximately 20,087 rentable square feet / 18,599 usable square feet, all as more particularly described in the Lease (collectively, the "Original Premises");

WHEREAS, the Second Floor Premises, the Seventeenth Floor Premises, the Third Floor Premises and the Fourth Floor Expansion (consisting of a total of 83,013 rentable square feet) may be referred to together herein as the "Office Premises";

WHEREAS, Tenant desires to expand the Office Premises to include Suite 500 on the fifth (5th) floor of the Building, consisting of 20,087 rentable square feet / 18,599 usable square feet, as more particularly described on Exhibit A attached hereto (the " Fifth Floor Expansion Space" and together with the Office Premises and the First Floor Premises, the "New Premises") effective as of November l, 2019, provided that there is no Landlord Delay (as defined in Section 1.12 of the Work Letter attached hereto as Exhibit B) in delivering the Fifth Floor Expansion Space to Tenant, and in case of a Landlord Delay, then effective as of the later date that Landlord actually delivers the Fifth Floor Expansion Space to Tenant (the "Effective Date") and continuing for the remaining term of the Lease, subject to the terms and conditions set forth below; and

WHEREAS, the Office Premises and the Fifth Floor Expansion Premises may be referred to together herein as the "New Office Premises".

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant intending to be legally bound, agree and amend the Lease as follows:

1.General. In the event of any inconsistency between the provisions, terms, and conditions in the Lease or in this Modification, this Modification shall control. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Lease. Except as otherwise expressly modified herein, the parties hereby expressly ratify, reaffirm and agree to be bound by each and every obligation under the Lease. Landlord and Tenant acknowledge and agree that the Lease is in full force and effect and that, as of the date hereof, the Lease is subject to no offsets, claims, counterclaims or defenses by Landlord or Tenant of any nature whatsoever. Tenant acknowledges that Landlord is not in default under any of the terms of the Lease. Landlord acknowledges that Tenant is not in default under any of the terms of the Lease.

2.	Office Premises. Monthly Base Rent for the Office Premises shall be as set forth below:

Exhibit 10.9

		2nd Floor Premises Base Rent 31,346 sf	17th Floor Premises Base Rent 11,493 sf	3rd Floor Premises Base Rent 20,087 sf	4th Floor Premises Base Rent 20,087 sf
Date hereof - 10/31/2018	$17.95	$46,888.39	$17,191.61	$30,046.80	$30,046.80
11/1/2018 - 10/31/2019	$18.45	$48,194.48	$17,670.49	$30,883.76	$30,883.76
11/1/2019 - 10/31/2020	$18.95	$49,500.56	$18,149.36	$31,720.72	$31,720.72
11/1/2020 - 10/31/2021	$19.45	$50,806.64	$18,628.24	$32,557.68	$32,557.68
11/1/2021 - 10/31/2022	$19.95	$52,112.73	$19,107.11	$33,394.64	$33,394.64
11/1/2022 - 10/31/2023	$20.45	$53,418.81	$19,585.99	$34,231.60	$34,231.60
11/1/2023 - 10/31/2024	$20.95	$54,724.89	$20,064.86	$35,068.55	$35,068.55
11/1/2024 - 10/31/2025	$21.45	$56,030.98	$20,543.74	$35,905.51	$35,905.51
11/1/2025 - 10/31/2026	$21.95	$57,337.06	$21,022.61	$36,742.47	$36,742.47

3.Fifth Floor Expansion Premises. Landlord and Tenant agree to expand the Office Premises to include the Fifth Floor Expansion Premises effective as of the Effective Date and continuing for a term expiring on October 31, 2026, subject to the terms and conditions set forth below. Tenant shall pay monthly Base Rent on the Fifth Floor Expansion Premises, as set forth below:

		5th Floor Expansion Premises Base Rent 20,087 sf
Effective Date - 10/31/2020	$18.95	$31,720.72
11/1/2020 - 10/31/2021	$19.45	$32,557.68
11/1/2021 - 10/31/2022	$19.95	$33,394.64
11/1/2022 - 10/31/2023	$20.45	$34,231.60
11/1/2023 - 10/31/2024	$20.95	$35,068.55
11/l /2024 - 10/3l /2025	$21.45	$35,905.51
11/1/2025 - 10/31/2026	$21.95	$36,742.47

4.Operating Expenses and Real Estate Taxes for Fifth Floor Expansion Premises. During the Term of the Lease, as applicable to the Fifth Floor Expansion Premises, Tenant shall pay Operating Expenses and Real Estate Taxes in accordance with Section 6 of the Lease, as modified by Paragraph 9 of the Fourth Modification, consistent with Tenant's obligations to pay Operating Expenses and Real Estate Taxes with respect to the Office Premises.

5.	Proportionate Share. Tenant's Proportionate Share shall be as follows:

a.
As of the date hereof and continuing until the day prior to the Effective Date, Tenant's Proportionate Share shall remain 16.70% (83,013 rentable square feet of the Office Premises I 497,144 total Building rentable square footage). The First Floor Premises is not included in this calculation.

b.
From and after the Effective Date, Tenant's Proportionate Share shall be 20.74% (103,100 rentable square feet, consisting of the Office Premises plus the Fifth Floor Expansion Premises/ 497,144 total Building rentable square footage). The First Floor Premises is not included in this calculation.

6.	Base Year. The Base Year shall remain 2014 for all of the New Office Premises.

7.Tenant Improvements for the Fifth Floor Expansion Space. For the Fifth Floor Expansion Space, Landlord shall provide Tenant with a tenant improvement allowance of $24.50 per rentable square foot (up to $492,131.50) ("Base Tenant Improvement Allowance") for use in the Fifth Floor Expansion Space to be used by December 31, 2020 in accordance with the Tenant Improvement Work Letter Agreement attached hereto as Exhibit B ("Work Letter"). Any portion of the Base Tenant Improvement Allowance that has not been used by December 31, 2020 through no fault of Landlord shall revert to Landlord and Tenant shall have no claim for, and shall not be entitled to receive, any such remaining sum.

Exhibit 10.9

Landlord will use its standard process and pricing to provide construction services. In the event the cost of completing the Tenant Improvements is less than the Base Tenant Improvement Allowance, Landlord shall retain the difference and Tenant shall have no claim for, and shall not be entitled to receive, any such sum. To the extent the total cost of the Tenant Improvements exceeds the Base Tenant Improvement Allowance, as provided in Section 10 of the Work Letter, Tenant shall pay the difference in accordance with Section 10 of the Work Letter.

The commencement date and Tenant's obligation to commence paying Base Rent for the Fifth Floor Expansion Space shall be November 1, 2019, regardless of when the Tenant Improvements are completed, provided that Landlord has not caused a Landlord Delay (as defined in the Work Letter). As long as Landlord is using commercially reasonable efforts to diligently pursue and complete the construction of the Tenant Improvements, there will be no Landlord Delay.

8.Option to Renew. Tenant's Option to Renew as set forth in Paragraph 15 of the Fourth Modification shall only be applicable to the entire New Office Premises.

9.Non-Disclosure. Tenant will not record this Modification or a memorandum hereof, and will not otherwise disclose the terms of this Modification to anyone other than its attorneys, accountants or employees who need to know of its contents in order to perform their duties for Tenant, or as otherwise required by law, including without limitation, disclosure of certain information regarding square footage and rental rate per square foot for SEC filings and documents. Any other disclosure will be an Event of Default under the Lease. Tenant agrees that Landlord shall have the right to publish a "tombstone" or other promotional description of this Modification.

10.Brokers. Tenant and Landlord each represents and warrants to the other that no real estate broker, agent, commission salesman, or other person, participated in the negotiations for and procurement of this Modification, and that no commissions, fees or compensation of any kind are due and payable in connection herewith to any real estate broker, agent, commission salesman or other person. Each party agrees to indemnify and hold the other hereunder harmless from and against any claim for any such commissions, fees or other form of compensation by any such third party claiming through the indemnifying party, including, without limitation, any and all claims, causes of action, damages, costs and expenses (including attorneys' fees), associated therewith.

11.Entire Agreement. This Modification contains the entire understanding of the parties with respect to the subject matter hereof and shall not be amended, altered or changed except in writing executed by all parties hereof.

12.Binding Effect. This Modification shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and permitted assigns.

13.Counterparts. This Modification may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one in the same agreement. A signed copy of this Modification delivered by facsimile shall be binding on the parties.

14.Conflicts. Except as hereinabove specifically provided to the contrary, all of the remaining terms, covenants, and agreements contained in the Lease, and all modifications thereafter, shall remain in full force and effect and shall be applicable to the Premises and is hereby acknowledged, ratified, and confirmed by the parties hereto.

[Remainder of Page Intentionally Left Blank]

Exhibit 10.9

In witness whereof, the parties have executed this Modification as of the day and year first above written.

Tenant:

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP,
a Michigan limited partnership

By:    /s/ Karen J. Dearing
Name: Karen J. Dearing
Its:     Chief Financial Officer

Landlord:

AMERICAN CENTER, LLC,
a Michigan limited liability company

By: AM MANAGER, INC.,
a Michigan corporation
Its: Manager

By:     /s/ Paul A. Stodulski
Name: Paul A. Stodulski
Its: Authorized Representative

.'

Exhibit 10.9

Exhibit A

Fifth Floor Expansion Premises

Exhibit 10.9

Exhibit B

TENANT IMPROVEMENTS WORK LETTER AGREEMENT

1.
Definitions. For the purposes of this Tenant Improvements Work Letter Agreement (the "Work Letter"), the following terms shall have the meanings set forth below. Terms which appear in bold in this paragraph, but which are not defined in this paragraph, shall have the meanings set forth in the Lease, as amended by the Fifth Lease Modification to which this Work Letter is attached (the "Modification"). The term "Premises" as used herein shall mean the Fifth Floor Expansion Space.

1.1     "Base Tenant Improvement Allowance" shall mean the amount to be contributed by Landlord toward Tenant Improvement Cost. The Base Tenant Improvement Allowance shall be an amount equal to the product of (i) Twenty-four and 50/100 Dollars ($24.50), times (ii) the rentable square footage of the Premises.

1.2.    "Building" shall mean the Building Shell and the Tenant Improvements.

     1.3     "Building Shell" shall mean the Premises in its current "as is" condition.

1.4     "Construction Manager" shall be REDICO Management and shall act as Landlord's authorized agent as it relates to this Work Letter. Construction Manager shall be responsible for construction of the Tenant Improvements.

1.5     "Tenant Improvements" shall mean all interior portions of the Building to be demolished and constructed by Landlord per the approved Working Drawings, including, but not limited to, electrical, HVAC, plumbing and fire/life safety systems (to the extent the electrical, HVAC, plumbing and fire/life safety systems are not included in the Building Shell), interior partitions, floor coverings, acoustical ceilings, interior finishes and similar items.

1.6     "Space Planner" shall mean Neumann/Smith Architecture. Space Planner shall be employed by Tenant and all costs of Space Planner will be charged against the Tenant Improvement Allowance.

1.7 "Tenant Improvement Cost" shall mean all costs for construction and installation of the Tenant Improvements from the Building Shell, including fees charged by Space Planner. The cost for construction and installation shall include, but not be limited to, the following:

(i)	All costs of obtaining building permits and other necessary authorizations of the construction of the Tenant Improvements from all necessary governmental, quasi-governmental or regulatory agencies;

(ii)
All direct and indirect costs of procuring, constructing and installing Tenant Improvements including, but not limited to, Construction Manager's cost to install the Tenant Improvements, including overhead and profit, (excepting, however, there will be no overhead or profit on items which are not supplied by contractor, i.e., modular partitions, phone systems, etc.); electricity, HVAC, parking (as applicable), and non-standard elevator usage.

(iii)
Sewer permit and construction fees and all other utility fees to the extent the fees relate to any drains installed in the Premises at Tenant's request or any satellite dish to be installed on the Property at Tenant's request.

1.8     Construction Management Fee. The Construction Manager shall be paid a fee equivalent to five (5%) percent of the total Tenant Improvement Cost.

1.9      Tenant Delay. Requests by acts, omissions, change orders by Tenant and/or Tenant's failure to meet the time frames and/or Tenant disapproval as provided herein or in future correspondence which is unresolved in the time period required shall constitute a Tenant Delay. Landlord shall promptly advise Tenant of any Tenant Delay in writing.

Exhibit 10.9

1.10     "Tenant Personal Property" shall mean all personal property constructed or installed in the Building by Tenant at Tenant's expense, including furniture, fixtures and equipment, telephone and data cabling, audio visual equipment and Tenant security systems, but excluding Tenant Improvements.

1.11     "Tenant's Work" shall mean such work necessary for Tenant's use of the Premises that is not included in the Tenant Improvements including, but not limited to, the installation of furniture, telephone and data cabling, audio visual equipment and Tenant security systems. Tenant shall be responsible for any required permits, fees, plans and installation costs necessary for Tenant's Work.

1.12 "Landlord Delay" shall mean any delay in the completion of the Tenant Improvements, which is due to any wrongful or negligent act or omission of Landlord, its agents or contractors, including but not limited to Landlord's failure to provide any authorizations, approvals or disapprovals required hereunder within the time frames provided hereunder.

2.
Project Meeting. Commencing upon the execution of the Modification, Landlord and Tenant shall hold periodic meetings at reasonable times, upon reasonable notice, with the Space Planner and the Construction Manager regarding the progress of the preparation of the approved Working Drawings, and the construction of the Tenant Improvements and base, shell and core. Meeting notes shall be prepared by Landlord and provided to Tenant following each meeting.

(a)
Tenant has designated Joel Smith at Neumann/Smith Architecture as its sole representative with respect to the matters set forth in this Work Letter who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of Tenant as required in this Section 2.

(b)
Landlord has designated Randy Payne of REDICO Management, Inc. as its sole representative with respect to the matters set forth in this Work Letter who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord as required in this Section 2.

3.	Preliminary Plans for Tenant Improvements.

3.1 Preparation by Space Planner. The preliminary plans ("Preliminary Plans") for the Tenant Improvements shall be prepared by Space Planner and shall be subject to review and approval of Landlord in accordance with the provisions of this Section 3. Preliminary Plans shall include partition plans, preliminary specification of finishes, lighting plans, electrical and HVAC requirements.

3.2 Delivery of Preliminary Plans. Tenant shall be primarily responsible for preparation of the Preliminary Plans. Landlord's sole responsibility shall be to cooperate by reviewing and commenting on draft Preliminary Plans prepared by Tenant.

3.3 Review and Approval. Landlord shall have seven (7) business days after the delivery of the Preliminary Plans to review and approve the Preliminary Plans. If Landlord does not approve the Preliminary Plans, Landlord shall deliver to Tenant a statement of Landlord's disapproval. Failure of Landlord to deliver to Tenant a written statement of disapproval within the seven (7) business day period shall constitute approval by Landlord of the Preliminary Plans. If Landlord disapproves, Landlord and Tenant shall cooperate in order to revise the Preliminary Plan in a manner acceptable to the parties.

Landlord's approval of any plans shall not constitute a representation, warranty or agreement (and Landlord shall have no responsibility or liability for) the completeness or design sufficiency of any plans or the Tenant Improvements, or the compliance of the plans or Tenant Improvements with any laws, rules or regulations of any governmental or other authority.

3.4 Preliminary Pricing. Landlord shall provide a preliminary price ("Preliminary Price") estimate based on the Preliminary Plans for Tenant's review and approval within fourteen (14) business days after Landlord's approval of the Preliminary Plans. Tenant's failure to approve or disapprove the Preliminary Price within the fourteen (14) business days shall constitute approval. If Tenant disapproves, Landlord and Tenant shall cooperate in order to revise the Preliminary Plans in a manner acceptable to the parties.

4.	Working Drawings for Tenant Improvements.

Exhibit 10.9

4.1 Preparation by Tenant's Space Planner. Upon approval of Preliminary Pricing, Space Planner shall provide Landlord with completed and sealed working drawings (including "spec" book with cut sheets and details, project manual and electronic copies of CAD drawings) in conformance with the Preliminary Plans showing (i) Tenant's partition layout and the location and details of all data lines; (ii) reflected ceiling plan; (iii) the location of telephone and electrical outlets; (iv) the location, style and dimension of the lighting; (v) the location design and style of all doors (including hardware and accessories), floor coverings and wall coverings; (vi) the location, design, style and dimensions of all cabinets and case work; and (vii) the design specifications for plumbing and fixtures, electrical, mechanical and HVAC systems ("Working Drawings") for the Tenant Improvements which shall be in conformity with the Preliminary Plans.

4.2 Landlord's Review of Working Drawings for Tenant Improvements. Within five (5) business days after receipt of the Working Drawings, Landlord shall notify Tenant in writing of any reasonable changes necessary to bring the Working Drawings into substantial conformity with the Preliminary Plans. Failure of Landlord to deliver to Tenant written notice of the changes within the five (5) business day period shall constitute approval by Landlord of the Working Drawings. If any changes requested by Landlord are reasonably necessary to bring the Working Drawings into substantial conformity with the Preliminary Plans, Tenant shall cause the changes to be made and, subject to Landlord's review of the changes, the revised Working Drawings shall be deemed approved.

Landlord's approval of any plans shall not constitute a representation, warranty or agreement (and Landlord shall have no responsibility or liability for) the completeness or design sufficiency of any plans or the Tenant Improvements, or the compliance of the plans or Tenant Improvements with any laws, rules or regulations of any governmental or other authority.

5.
Preliminary Plans and Working Drawings. Not later than February 14, 2019, Space Planner shall deliver to Landlord the Preliminary Plans. Not later than February 28, 2019, Space Planner shall deliver to Landlord the final Working Drawings.

6.
Building Permit. Landlord shall be responsible for obtaining a building permit (" Building Permit") for the Tenant .Improvements, consistent with the Working Drawings. The cost of the Building Permit shall be included as part of the Tenant Improvement Cost, however, Landlord shall not charge an additional administrative fee for obtaining the Building Permit. To the extent requested by Landlord, Tenant shall assist Landlord in obtaining the Building Permit.

7.	Review of Bids and Subcontract Award.

7.1 Review.    Within fourteen (14) business days of approval of the Working Drawings, Landlord and its Construction Manager shall provide Tenant with a detailed estimate of the Tenant Improvement Cost broken down by discipline (i.e., mechanical electrical plumbing, etc.). Landlord shall also provide Tenant with an estimated project construction schedule. The estimate for Tenant Improvement Cost shall be based on bids obtained by Landlord from three (3) reputable and experienced subcontractors for each major construction discipline, provided however, subject to Tenant's reasonable approval, Landlord may solicit less than three (3) bids for such subcontracts as it deems appropriate but in no event shall Tenant's disapproval of any such limited solicitation cause a Tenant Delay. Tenant shall have the right to participate with Landlord and reviewing the reconciled bids of the contractors. Landlord shall award the subcontract based on its good faith and reasonable comparison of (i) price ; (ii) bid completeness; (iii) capability of subcontractor of performing the scope of work necessary in a quality manner; (iv) ability of subcontractor to meet the project schedule , and {v) ability of subcontractor to perform under its warranty. Tenant shall either approve or dis approve contract bids based on Working Drawings within three (3) days of receipt thereof. If Tenant disapproves, Tenant and Landlord shall cooperate in order to revise the plans and specifications in a manner acceptable to both parties. Upon approval of the bids by both parties, the final bids shall hereinafter be referred to as the “Final Bid".

7.2 Specified Contractors. In the event that Landlord requires use of specific subcontractors or entities (such as mechanical, electrical plumbing, engineering or other contractors), Landlord shall cause such contractors or entities to charge an amount equal to the lower of the cost such contractors or entities charge Landlord for similar work performed for Landlord's own account, or the cost that comparable first-class,

Exhibit 10.9

reputable, and reliable contractors or entities would have charged if selected pursuant to competitive bidding procedures.

8.	Design Build Drawings.

Tenant's Review of Design Building Drawings for Electrical, Mechanical, Plumbing, Fire/Life Safety and HVAC Systems. Upon award of subcontract, Landlord shall direct the appropriate subcontractor to create design build drawings. Upon completion of the design build Electrical, Mechanical, plumbing, fire/life safety and HVAC System Drawing(s) by the selected subcontractor(s), Landlord shall deliver said drawings to Tenant for Tenant's approval. Within five (5) business days after receipt of the drawings, Tenant shall notify Landlord in writing of any necessary modifications. Failure of Tenant to deliver to Landlord written notice of the modification within the five (5) business day period shall constitute approval by Tenant of the drawings.

9.	Change Requests.

9.1 Approval. No changes to the approved Working Drawings requested by Tenant shall be made without Landlord's prior written approval, which approval shall not be unreasonably withheld or delayed, subject to the following:

(a)	No change request shall affect the structure of the Building;

(b)	The Landlord shall accept only change requests signed by Tenant's Representative. The Tenant may from time to time designate a different representative to authorize change requests.

9.2 Procedure. Within three (3) business days after receipt of a written change request from Tenant, Landlord shall notify Tenant verbally of Landlord's approval or disapproval of the request; Landlord shall confirm, in writing, Landlord's approval or disapproval within five (5) business days after receipt of Tenant's written change request. Tenant's delivery of the change request shall include a written statement specifying that Landlord's failure to approve or disapprove the change request within the allotted time period shall constitute approval. If Landlord fails to notify Tenant of Landlord's approval of the change request within the required period, the change request shall be deemed approved.

9.3 Notification. At the time of Landlord's notification pursuant to Section 9.2, Landlord shall inform Tenant of Landlord's estimate of the increased costs (if any) which will be incurred as a result of the change order and the delay which will result from the change order. Landlord's delivery of the estimate of the increased costs shall include a written statement specifying that Tenant's failure to approve or disapprove the estimate of the increased costs within the allotted time period shall constitute approval. Tenant shall have the right, for a period of two (2) business days after receipt of Landlord's notification to revoke the proposed change order. If Tenant fails to notify Landlord of the revocation of a change order, the change order shall be deemed in effect and any delay resulting from the change order shall be considered a Tenant Delay.

9.4 Minor Changes Work. Landlord shall have the authority, without the consent of Tenant, to order any changes required by applicable laws or regulations, and to order minor changes in the Building not involving an increase in cost to Tenant or a delay in the construction schedule. Landlord shall notify Tenant of any such change order within five (5) business days after the change order. Delays caused by laws or regulations shall not be deemed delays within Landlord's or Tenant's control nor shall they be considered a Tenant Delay.

10.	Payment. Tenant shall only be responsible for Tenant Improvement Costs in excess of the Base Tenant Improvement

Exhibit 10.9

Allowance as follows: (a) to the extent the Final Bid exceeds the Base Tenant Improvement Allowance , then Tenant shall pay such excess costs as set forth below; (b) to the extent the total Tenant Improvement Costs exceed the Base Tenant Improvement Allowance as a result of change orders in accordance with Section 9 above, then Tenant shall pay such excess costs as set forth below; (c) to the extent the total Tenant Improvement Costs exceed the Base Tenant Improvement Allowance as a result of a Tenant Delay; and (d) to the extent the total Tenant Improvement Costs exceed the Base Tenant Improvement Allowance as a result of any Governmental Compliance Costs (hereinafter defined), then Tenant shall pay such excess costs as set forth below. If Tenant is required to pay excess costs in accordance with the preceding sentence, Tenant shall pay such excess costs as follows: (i) fifty percent (50%) of such amount within thirty (30) days after: (A) the date of the approval of the Final Bid, in the case of excess costs of the Final Bid over the Base Tenant Improvement Allowance, (B) any change order is submitted, (C) the occurrence of a Tenant Delay submitted to Tenant in writing and/or (D) the occurrence of a Governmental Compliance Cost submitted to Tenant in writing; and (ii) fifty percent (50%) of such amount within thirty (30) days after Landlord has notified Tenant that such work is completed. In no event shall Landlord be required to commence or continue such work if there exists an Event of Default with respect to Tenant's obligations to make the payments herein required. As used here in, "Governmental Compliance Cost shall mean any actual cost or expense incurred in connection with any governmental compliance requirement either within or outside of the Premises required as a result of any aspect in the design of the Tenant Improvements that is unique or special to Tenant , its business and /or its intended use of the P remises (beyond that of general office use).

11.
Completion and Commencement. Landlord covenants and agrees that upon establishment of the Working Drawings and receipt of necessary permits, it shall cause its Construction Manager to promptly commence construction of the Tenant Improvements and diligently proceed to complete same at its sole cost and expense. The construction shall be performed by Landlord in a good and workmanlike manner and in compliance with all laws. Landlord shall obtain or cause to be obtained all certificates of occupancy and other governmental approvals which may be required to permit the occupancy of the Premises for the uses permitted by this Lease, the cost of such approvals shall be charged against the Tenant Improvement Cost, however, Landlord shall not charge an additional administrative fee for obtaining such approvals.

12.
Tenant's Work. Tenant and Tenant's agents and contractors may enter the Premises prior to completion of the Tenant Improvements in order to make the Premises ready for Tenant's use and occupancy by means of activities including, but not limited to, furniture, telephone, and data installation and cabling as applicable. Such entry prior to completion of the Tenant Improvements is conditioned upon Tenant and Tenant's agents, contractors, workmen, mechanics, suppliers, and invitees working in harmony and not interfering with Landlord and Landlord's contractors in doing the Tenant Improvements or with other tenants and occupants of the Building. Tenant agrees that any such entry into the Premises shall be deemed to be under all of the terms, covenants, conditions, and provisions of the Lease (including, without limitation, all insurance agreements) except as to the covenant to pay Rent thereunder, and further agrees that Landlord shall not be liable in any way for any injury, loss, or damage which may occur to any items of work constructed by Tenant or to other property of Tenant that may be placed in the Premises prior to completion of the Tenant Improvements, the same being at Tenant ' s sole risk. Landlord agrees to cooperate with Tenant and Tenant's agents and contractors. Landlord, or its agent, shall retain physical control of the job site.

13.
Substantial Completion. Landlord shall construct the Tenant Improvements and the Tenant Improvements and deliver the Premises "ready for occupancy" (as defined below) to Tenant on or about November I, 2019. The Premises will be conclusively deemed "ready for occupancy" on the earlier to occur of when: (i) the work to be done under this Work Letter has been substantially completed and after the issuance of a conditional or temporary certificate of occupancy for the Premises by the appropriate government agency within whose jurisdiction the Building is located, or (ii) when Tenant takes possession of the Premises for the operation of its business. The Premises will not be considered unready or incomplete if (i) only minor or insubstantial details of construction, decoration or mechanical adjustments remain to be done within the Premises or Common Areas of the Building, (ii) only landscaping or exterior trim remains to be done outside the Premises, (iii) Tenant’s work is incomplete; (iv) if the delay in the availability of the Premises for Tenant's occupancy is caused in whole or in material part by Tenant. By occupying the Premises for the operation of its business, Tenant will be deemed to have accepted the Premises and to have acknowledged that they are in the condition called for in this Lease, subject only to "punch list" items (as the term "punch list" is customarily used in the construction industry in the area where the Project is located) identified by Tenant by written notice delivered to Landlord within ten (10) days after the date Landlord tenders possession of the Premises to Tenant

Exhibit 10.9

14.
Completion of Punchlist Items by Landlord. Landlord shall commence completion of punchlist items as expeditiously as possible after Substantial Completion, but in no event later than thirty (30) days after Substantial Completion and shall also diligently pursue obtaining a final certificate of occupancy, if only a conditional or temporary certificate was issued for Substantial Completion, as expeditiously as possible after Substantial Completion. The punchlist shall be developed by Landlord and Tenant after Substantial Completion of the Tenant Improvements by means of an inspection of the Premises by Landlord and Tenant.

15.
Landlord's Work. In all events, when constructing and installing the Tenant Improvements, Landlord and its contractors shall use their commercially reasonable efforts not to damage the Premises or interfere with or interrupt any business being conducted by Tenant within the Premises.